EXHIBIT 10.19

STOCK PURCHASE AGREEMENT

by and between

TELIFONDA (CAYMAN) LTD.

and

AURELIO RESOURCE CORPORATION

September 30, 2008

TABLE OF CONTENTS

1. Definitions *

2. Purchase and Sale of Target Shares *

(a) Basic Transaction *

(b) Purchase Price *

(c) The Closing *

(d) Deliveries at the Closing *

(e) Closing Adjustment *

3. Representations and Warranties Concerning the Transaction *

(a) Representations and Warranties of the Seller *

(b) Representations and Warranties of the Buyer *

4. Representations and Warranties Concerning the Target *

(a) Organization, Qualification, and Corporate Power *

(b) Capitalization *

(c) Noncontravention *

(d) Brokers' Fees *

(e) Title to Assets *

(f) Subsidiaries *

(g) Financial Statements *

(h) Events Subsequent to Most Recent Fiscal Month End *

(i) Undisclosed Liabilities *

(j) Legal Compliance *

(k) Tax Matters *

(l) Real Property *

(m) Permits *

(n) Intellectual Property *

(o) Tangible Assets *

(p) Contracts *

(q) Notes and Accounts Receivable *

(r) Powers of Attorney *

(s) Insurance *

(t) Litigation *

(u) Employees *

(v) Employee Benefits *

(w) Guaranties *

(x) Environment, Health, and Safety Matters *

(y) Certain Business Relationships With the Target *

(z) Disclosure *

(aa) Limitations *

5. Pre-Closing Covenants *

(a) General *

(b) Notices and Consents *

(c) Operation of Business *

(d) Preservation of Business *

(e) Full Access *

(f) Notice of Developments *

(g) Exclusivity *

(h) Title Insurance *

(i) Employment *

6. Post-Closing Covenants *

(a) General *

(b) Litigation Support *

(c) Transition *

(d) Confidentiality *

7. Conditions to Obligation to Close *

(a) Conditions to Obligation of the Buyer *

(b) Conditions to Obligation of the Seller *

8. Remedies for Breaches of This Agreement *

(a) Survival of Representations and Warranties *

(b) Indemnification Provisions for Benefit of the Buyer *

(c) Indemnification Provisions for Benefit of the Seller *

(d) Matters Involving Third Parties *

(e) Determination of Adverse Consequences *

(f) Exclusive Remedy *

9. Tax Matters *

(a) Tax Periods Ending on or Before the Closing Date *

(b) Tax Periods Beginning Before and Ending After the Closing Date *

(c) Refunds and Tax Benefits *

(d) Cooperation on Tax Matters *

(e) Tax Sharing Agreements *

(f) Certain Taxes *

10. Termination *

(a) Termination of Agreement *

(b) Effect of Termination *

11. Miscellaneous *

(a) Press Releases and Public Announcements *

(b) No Third-Party Beneficiaries *

(c) Entire Agreement *

(d) Succession and Assignment *

(e) Counterparts; Electronic Signatures *

(f) Headings *

(g) Notices *

(h) Governing Law *

(i) Amendments and Waivers *

(j) Severability *

(k) Expenses *

(l) Construction *

(m) Incorporation of Exhibits and Schedules *

Exhibit A Historical Financial Statements

Exhibit B Forms of Side Agreements

Exhibit C Payments to Secure Initial Bolsa Real Property Assets

Disclosure Schedule Exceptions to Representations and Warranties Concerning the Target

STOCK PURCHASE AGREEMENT

This Agreement (the "Agreement") is entered into on September 30, 2008, by and between TELIFONDA (CAYMAN) LTD., a Cayman Island corporation (the "Buyer"), and AURELIO RESOURCE CORPORATION, a Nevada corporation (collectively the "Seller"). The Buyer and the Seller are referred to collectively herein as the "Parties".

The Seller owns all of the outstanding capital stock of BOLSA RESOURCES, INC., an Arizona corporation (the "Target").

This Agreement contemplates a transaction in which the Buyer will purchase from the Seller, and the Seller will sell to the Buyer, all of the outstanding capital stock of the Target in return for a cash consideration and granting a net smelter return royalty from certain real property assets of the Target.

Now, therefore, in consideration of the premises and the mutual promises herein made, and in consideration of the representations, warranties, and covenants herein contained, the Parties agree as follows.

1. Definitions.

"Accredited Investor" has the meaning set forth in Regulation D promulgated under the Securities Act.

"Adverse Consequences" means all actions, suits, proceedings, hearings, investigations, charges, complaints, claims, demands, injunctions, judgments, orders, decrees, rulings, damages, dues, penalties, fines, costs, reasonable amounts paid in settlement, liabilities, obligations, taxes, liens, losses, expenses, and fees, including court costs and reasonable attorneys' fees and expenses.

"Affiliate" has the meaning set forth in Rule 12b-2 of the regulations promulgated under the Securities Exchange Act.

"Affiliated Group" means any affiliated group within the meaning of Code Section1504(a) or any similar group defined under a similar provision of state, local, or foreign law.

"Applicable Rate" means the corporate base rate of interest publicly announced from time to time by Bank of America.

"Basis" means any past or present fact, situation, circumstance, status, condition, activity, practice, plan, occurrence, event, incident, action, failure to act, or transaction that forms or could form the basis for any specified consequence.

"Bolsa NSR" has the meaning set forth in Section2(b) below

"Bridge Loan" means the bridge financing made to Aurelio in accordance with the Bridge Loan Agreement attached hereto as Exhibit B-1.

"Buyer" has the meaning set forth in the preface above.

"Closing" has the meaning set forth in Section2(c) below.

"Closing Date" has the meaning set forth in Section2(c) below.

"COBRA" means the requirements of Part 6 of Subtitle B of Title I of ERISA and Code Section4980B and of any similar state law.

"Code" means the Internal Revenue Code of 1986, as amended.

"Confidential Information" means any information concerning the businesses and affairs of the Target that is not already generally available to the public.

"Controlled Groups" has the meaning set forth in Code Section1563.

"Disclosure Schedule" has the meaning set forth in Section4 below.

"Dissenting Shares"has the meaning set forth in Section7(b)(ix).

"Employee Benefit Plan" means any "employee benefit plan" (as such term is defined in ERISA Section3(3)) and any other material employee benefit plan, program or arrangement of any kind.

"Employee Pension Benefit Plan" has the meaning set forth in ERISA Section3(2).

"Employee Welfare Benefit Plan" has the meaning set forth in ERISA Section3(1).

"Environmental, Health, and Safety Requirements" shall mean all federal, state, local and foreign statutes, regulations, ordinances and similar provisions having the force or effect of law, all judicial and administrative orders and determinations, and all common law concerning public health and safety, worker health and safety, and pollution or protection of the environment, including without limitation all those relating to the presence, use, production, generation, handling, transportation, treatment, storage, disposal, distribution, labeling, testing, processing, discharge, release, threatened release, control, or cleanup of any hazardous materials, substances or wastes, chemical substances or mixtures, pesticides, pollutants, contaminants, toxic chemicals, petroleum products or byproducts, asbestos, polychlorinated biphenyls, noise or radiation.

"ERISA" means the Employee Retirement Income Security Act of 1974, as amended.

"ERISA Affiliate" means each entity which is treated as a single employer with the Target for purposes of Code Section414.

"Financial Statement" has the meaning set forth in Section4(g) below.

"GAAP" means United States generally accepted accounting principles as in effect from time to time.

"Hart-Scott-Rodino Act" means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

"Income Tax" means any federal, state, local, or foreign income tax, including any interest, penalty, or addition thereto, whether disputed or not.

"Income Tax Return" means any return, declaration, report, claim for refund, or information return or statement relating to Income Taxes, including any schedule or attachment thereto, and including any amendment thereof.

"Indemnified Party" has the meaning set forth in Section8(d) below.

"Indemnifying Party" has the meaning set forth in Section8(d) below.

"Initial Bolsa Real Property Assets" has the meaning set forth in the Net Smelter Return Royalty Agreement attached hereto as Exhibit B-2.

"Intellectual Property" means (a) all inventions (whether patentable or unpatentable and whether or not reduced to practice), all improvements thereto, and all patents, patent applications, and patent disclosures, together with all reissuances, continuations, continuations-in-part, revisions, extensions, and reexaminations thereof, (b) all trademarks, service marks, trade dress, logos, trade names, and corporate names, together with all translations, adaptations, derivations, and combinations thereof and including all goodwill associated therewith, and all applications, registrations, and renewals in connection therewith, (c) all copyrightable works, all copyrights, and all applications, registrations, and renewals in connection therewith, (d) all mask works and all applications, registrations, and renewals in connection therewith, (e) all trade secrets and confidential business information (including ideas, research and development, know-how, formulas, compositions, manufacturing and production processes and techniques, technical data, designs, drawings, specifications, customer and supplier lists, pricing and cost information, and business and marketing plans and proposals), (f) all computer software (including data and related documentation), (g) all other proprietary rights, and (h) all copies and tangible embodiments thereof (in whatever form or medium).

"Knowledge" means actual knowledge of David Stafford Johnson, Steve Doppler and Fred Warnaars after reasonable investigation.

"Most Recent Balance Sheet" means the balance sheet contained within the Most Recent Financial Statements.

"Most Recent Financial Statements" has the meaning set forth in Section4(g) below.

"Most Recent Fiscal Month End" has the meaning set forth in Section4(g) below.

"Most Recent Fiscal Year End" has the meaning set forth in Section4(g) below.

"Multiemployer Plan" has the meaning set forth in ERISA Section3(37).

"Nesbitt Report" means the Title Report dated May 32, 2008 by Nesbitt & Associates LLC.

"Ordinary Course of Business" means the ordinary course of business consistent with past custom and practice (including with respect to quantity and frequency).

"Owned Real Property" has the meaning set forth in Section4(l)(i) below.

"Party" has the meaning set forth in the preface above.

"Person" means an individual, a partnership, a corporation, a limited liability company, an association, a joint stock company, a trust, a joint venture, an unincorporated organization, or a governmental entity (or any department, agency, or political subdivision thereof).

"Rodman Renshaw Debentures" means those certain Securities Purchase Agreements and related Convertible Debenture, Registration Rights Agreements and Warrants dated February 26, 2008 between Seller and Cranshire Capital, L.P., Enable Growth Partners LP, enable Opportunity Partners LP, Harborview Master Fund LP and Pierce Diversified Strategy Master Fund LLC.

"Securities Act" means the Securities Act of 1933, as amended.

"Securities Exchange Act" means the Securities Exchange Act of 1934, as amended.

"Security Interest" means any mortgage, pledge, lien, encumbrance, charge, or other security interest, other than (a) mechanic's, materialmen's, and similar liens, (b) liens for taxes not yet due and payable or for taxes that the taxpayer is contesting in good faith through appropriate proceedings, (c) purchase money liens and liens securing rental payments under capital lease arrangements, and (d) other liens arising in the Ordinary Course of Business and not incurred in connection with the borrowing of money.

"Seller" has the meaning set forth in the preface above.

"Subsidiary" means any corporation with respect to which a specified Person (or a Subsidiary thereof) owns a majority of the common stock or has the power to vote or direct the voting of sufficient securities to elect a majority of the directors.

"Survey" has the meaning set forth in Section5(i) below.

"Target" has the meaning set forth in the preface above.

"Target Share" means any share of the Common Stock, no par value, of the Target.

"Third Party Claim" has the meaning set forth in Section8(d) below.

2. Purchase and Sale of Target Shares.

(a) Basic Transaction. On and subject to the terms and conditions of this Agreement, the Buyer agrees to purchase from the Seller, and the Seller agrees to sell to the Buyer, all of the Target Shares for the consideration specified below in this Section2.

(b) Purchase Price. As consideration for the sale and transfer of the Target Shares, the Buyer agrees (i) to pay to the Seller at the Closing a cash consideration in the amount of $2,000,000 (in words: US Dollars Two Million) (the "Cash Consideration") by (x) offsetting the Cash Consideration against the Bridge Loan, (y) subject to Section2(d) below, delivery of cash for the balance of the Cash Consideration payable by wire transfer or delivery of other immediately available funds and (ii) to grant to the Seller at the Closing a three percent (3%) net smelter return royalty from the minerals product derived from the Initial Bolsa Real Property Assets (the "Bolsa NSR") by entering, and causing Target to enter, into the Net Smelter Return Royalty Agreement substantially in the form attached hereto as Exhibit B-2.

(c) The Closing. The closing of the transactions contemplated by this Agreement (the "Closing") shall take place electronically on the second business day following the satisfaction or waiver of all conditions to the obligations of the Parties to consummate the transactions contemplated hereby (other than conditions with respect to actions the respective Parties will take at the Closing itself) or such other date as the Buyer and Seller may mutually determine (the "Closing Date").

(d) Deliveries at the Closing. At the Closing, (i) the Seller will deliver to the Buyer the various certificates, instruments, and documents referred to in Section7(a) below, (ii) the Buyer will deliver to the Seller the various certificates, instruments, and documents referred to in Section7(b) below, (iii) the Seller will deliver to the Buyer stock certificates representing all the Target Shares, endorsed in blank or accompanied by duly executed assignment documents, and (iv) the Buyer will deliver to the Seller the Cash Consideration specified in Section2(b) above and the Net Smelter Return Royalty Agreement executed by the Target and Buyer.

(e) Closing Adjustment. At the Closing, the Buyer shall reimburse the Seller for all payments made to maintain the Target's assets from and after August 15, 2008, which payments are described on Exhibit C; provided, however, that no reimbursement shall be made for payments indicated on Exhibit C made by Seller during the third and fourth calendar quarter of 2008 in order to secure on behalf of Target the Initial Bolsa Real Property Assets and further provided that Buyer may offset from the Cash Consideration specified in Section2(b) above any amounts necessary to make payments indicated on Exhibit C to be paid by Seller which are due in the third and fourth calendar quarter of 2008 but which are not made by Seller prior to the Closing.

3. Representations and Warranties Concerning the Transaction.

(a) Representations and Warranties of the Seller. The Seller represents and warrants to the Buyer that the statements contained in this Section3(a) are correct and complete as of the date of this Agreement and will be correct and complete as of the Closing Date (as though made then and as though the Closing Date were substituted for the date of this Agreement throughout this Section3(a)) with respect to itself.

(i) Organization of Seller. The Seller is duly organized, validly existing, and in good standing under the laws of the jurisdiction of its incorporation.

(ii) Authorization of Transaction. The Seller has full corporate power and authority to execute and deliver this Agreement and to perform its obligations hereunder. This Agreement constitutes the valid and legally binding obligation of the Seller, enforceable in accordance with its terms and conditions. The Seller need not give any notice to, make any filing with, or obtain any authorization, consent, or approval of any government or governmental agency in order to consummate the transactions contemplated by this Agreement.

(iii) Noncontravention. Neither the execution and the delivery of this Agreement, nor the consummation of the transactions contemplated hereby, will (A) violate any constitution, statute, regulation, rule, injunction, judgment, order, decree, ruling, charge, or other restriction of any government, governmental agency, or court to which the Seller is subject or any provision of its charter or bylaws or (B) conflict with, result in a breach of, constitute a default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify, or cancel, or require any notice under any agreement, contract, lease, license, instrument, or other arrangement to which the Seller is a party or by which he or it is bound or to which any of his or its assets is subject.

(iv) Brokers' Fees. The Seller has no liability or obligation to pay any fees or commissions to any broker, finder, or agent with respect to the transactions contemplated by this Agreement for which the Buyer could become liable or obligated.

(v) Investment. The Seller (A) understands that the Bolsa NSR has not been, and will not be, registered under the Securities Act, or under any state securities laws, and are being offered and sold in reliance upon federal and state exemptions for transactions not involving any public offering, (B) is acquiring the Bolsa NSR solely for its own account for investment purposes, and not with a view to the distribution thereof, (C) is a sophisticated investor with knowledge and experience in business and financial matters, (D) has received certain information concerning the Buyer and has had the opportunity to obtain additional information as desired in order to evaluate the merits and the risks inherent in holding the Bolsa NSR, (E) is able to bear the economic risk and lack of liquidity inherent in holding the Bolsa NSR, and (F) is an Accredited Investor.

(vi) Target Shares. The Seller holds of record and owns beneficially the number of Target Shares set forth next to its name in Section4(b) of the Disclosure Schedule, free and clear of any restrictions on transfer (other than any restrictions under the Securities Act and state securities laws), Security Interests, options, warrants, purchase rights, contracts, commitments, equities, claims, and demands. The Seller is not a party to any option, warrant, purchase right, or other contract or commitment that could require the Seller to sell, transfer, or otherwise dispose of any capital stock of the Target (other than this Agreement). The Seller is not a party to any voting trust, proxy, or other agreement or understanding with respect to the voting of any capital stock of the Target.

(b) Representations and Warranties of the Buyer. The Buyer represents and warrants to the Seller that the statements contained in this Section3(b) are correct and complete as of the date of this Agreement and will be correct and complete as of the Closing Date (as though made then and as though the Closing Date were substituted for the date of this Agreement throughout this Section3(b)).

(i) Organization of the Buyer. The Buyer is a corporation duly organized, validly existing, and in good standing under the laws of the jurisdiction of its incorporation.

(ii) Authorization of Transaction. The Buyer has full corporate power and authority to execute and deliver this Agreement and to perform its obligations hereunder. This Agreement constitutes the valid and legally binding obligation of the Buyer, enforceable in accordance with its terms and conditions. The Buyer need not give any notice to, make any filing with, or obtain any authorization, consent, or approval of any government or governmental agency in order to consummate the transactions contemplated by this Agreement.

(iii) Noncontravention. Neither the execution and the delivery of this Agreement, nor the consummation of the transactions contemplated hereby, will (A) violate any constitution, statute, regulation, rule, injunction, judgment, order, decree, ruling, charge, or other restriction of any government, governmental agency, or court to which the Buyer is subject or any provision of its charter or bylaws or (B) conflict with, result in a breach of, constitute a default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify, or cancel, or require any notice under any agreement, contract, lease, license, instrument, or other arrangement to which the Buyer is a party or by which it is bound or to which any of its assets is subject.

(iv) Brokers' Fees. The Buyer has no liability or obligation to pay any fees or commissions to any broker, finder, or agent with respect to the transactions contemplated by this Agreement for which Seller could become liable or obligated.

(v) Investment. The Buyer (A) understands that the Target Shares have not been, and will not be, registered under the Securities Act, or under any state securities laws, and are being offered and sold in reliance upon federal and state exemptions for transactions not involving any public offering, (B) is acquiring the Target Shares solely for its own account for investment purposes, and not with a view to the distribution thereof, (C) is a sophisticated investor with knowledge and experience in business and financial matters, (D) has received certain information concerning the Target and has had the opportunity to obtain additional information as desired in order to evaluate the merits and the risks inherent in holding the Target Shares, (E) is able to bear the economic risk and lack of liquidity inherent in holding the Target Shares, and (F) is an Accredited Investor for the reasons set forth on Annex I attached hereto.

4. Representations and Warranties Concerning the Target. The Seller represents and warrants to the Buyer that the statements contained in this Section4 are correct and complete as of the date of this Agreement and will be correct and complete in all material respects as of the Closing Date (as though made then and as though the Closing Date were substituted for the date of this Agreement throughout this Section4), except as set forth in the disclosure schedule delivered by the Seller to the Buyer on the date hereof and initialed by the Parties (the "Disclosure Schedule"). The Disclosure Schedule will be arranged in paragraphs corresponding to the lettered and numbered paragraphs contained in this Section4.

(a) Organization, Qualification, and Corporate Power. The Target is a corporation duly organized, validly existing, and in good standing under the laws of the jurisdiction of its incorporation. The Target is duly authorized to conduct business and is in good standing under the laws of each jurisdiction where such qualification is required, except where the lack of such qualification would not have a material adverse effect on the business, financial condition, operations, results of operations, or future prospects of the Target. The Target has full corporate power and authority to carry on the businesses in which it is engaged and to own and use the properties owned and used by it. Section4(a) of the Disclosure Schedule lists the directors and officers of the Target.

(b) Capitalization. The entire authorized capital stock of the Target consists of 100,000 Target Shares, of which 10,000 Target Shares are issued and outstanding and 90,000 Target Shares are held in treasury. All of the issued and outstanding Target Shares have been duly authorized, are validly issued, fully paid, and nonassessable, and are held of record by the Seller as set forth in Section4(b) of the Disclosure Schedule. There are no outstanding or authorized options, warrants, purchase rights, subscription rights, conversion rights, exchange rights, or other contracts or commitments that could require the Target to issue, sell, or otherwise cause to become outstanding any of its capital stock. There are no outstanding or authorized stock appreciation, phantom stock, profit participation, or similar rights with respect to the Target. There are no voting trusts, proxies, or other agreements or understandings with respect to the voting of the capital stock of the Target.

(c) Noncontravention. Neither the execution and the delivery of this Agreement, nor the consummation of the transactions contemplated hereby, will (i) violate any constitution, statute, regulation, rule, injunction, judgment, order, decree, ruling, charge, or other restriction of any government, governmental agency, or court to which the Target is subject or any provision of the charter or bylaws of the Target or (ii) conflict with, result in a breach of, constitute a default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify, or cancel, or require any notice under any agreement, contract, lease, license, instrument, or other arrangement to which the Target is a party or by which it is bound or to which any of its assets is subject (or result in the imposition of any Security Interest upon any of its assets), except where the violation, conflict, breach, default, acceleration, termination, modification, cancellation, failure to give notice, or Security Interest would not have a material adverse effect on the business, financial condition, operations or results of operations of the Target or on the ability of the Parties to consummate the transactions contemplated by this Agreement. The Target does not need to give any notice to, make any filing with, or obtain any authorization, consent, or approval of any government or governmental agency in order for the Parties to consummate the transactions contemplated by this Agreement, except where the failure to give notice, to file, or to obtain any authorization, consent, or approval would not have a material adverse effect on the business, financial condition, operations or results of operations of the Target or on the ability of the Parties to consummate the transactions contemplated by this Agreement.

(d) Brokers' Fees. The Target has no liability or obligation to pay any fees or commissions to any broker, finder, or agent with respect to the transactions contemplated by this Agreement.

(e) Title to Assets. To the Knowledge of Seller, the Target has good and marketable title to, or a valid leasehold interest in, the properties and assets used by it, located on its premises, or shown on the Most Recent Balance Sheet or acquired after the date thereof, free and clear of all Security Interests, except for such Security Interests described in the Nesbitt Report, and except for properties and assets disposed of in the Ordinary Course of Business since the date of the Most Recent Balance Sheet. Such assets include all data and other assets related to the mining property Target intends to utilize including but not limited to, all scoping studies, all properties, all equipment and telecom service agreements, all bank accounts of Target, the DataMine Studio (3) lease/purchase agreement, all office and storage facility leases and the contract to purchase updated server equipment, and other assets described in Section4(e) of the Disclosure Schedule.

(f) Subsidiaries. The Target has no Subsidiaries.

(g) Financial Statements. Attached hereto as Exhibit A are the following financial statements (collectively the "Financial Statements"): unaudited consolidated balance sheets and statements of income (the "Most Recent Financial Statements") as of and for the year ended December 31, 2007 and the months ended [June, 30], 2008 (the "Most Recent Fiscal Month End") for Target. The Financial Statements present fairly the financial condition of Target as of such dates and the results of operations of Target for such periods; provided, however, that the Financial Statements are subject to normal year-end adjustments and lack footnotes and other presentation items.

(h) Events Subsequent to Most Recent Fiscal Month End. Since the Most Recent Fiscal Month End, there has not been any material adverse change in the business, financial condition, operations or results of operations of the Target. Without limiting the generality of the foregoing, since that date:

(i) the Target has not sold, leased, transferred, or assigned any material assets, tangible or intangible, outside the Ordinary Course of Business;

(ii) the Target has not entered into any material agreement, contract, lease, or license outside the Ordinary Course of Business other than the Master Service Agreement with Wilcox Professional Services of Arizona, LLC dated November 26, 2007;

(iii) no party (including the Target) has accelerated, terminated, made material modifications to, or canceled any material agreement, contract, lease, or license to which the Target is a party or by which any of them is bound;

(iv) the Target has not imposed any Security Interest upon any of its assets, tangible or intangible;

(v) the Target has not made any material capital expenditures outside the Ordinary Course of Business;

(vi) the Target has not made any material capital investment in, or any material loan to, any other Person outside the Ordinary Course of Business;

(vii) the Target has not created, incurred, assumed, or guaranteed any indebtedness for borrowed money and capitalized lease obligations;

(viii) the Target has not granted any license or sublicense of any material rights under or with respect to any Intellectual Property owned or used by the Target;

(ix) there has been no change made or authorized in the charter or bylaws of the Target;

(x) the Target has not issued, sold, or otherwise disposed of any of its capital stock, or granted any options, warrants, or other rights to purchase or obtain (including upon conversion, exchange, or exercise) any of its capital stock;

(xi) the Target has not declared, set aside, or paid any dividend or made any distribution with respect to its capital stock (whether in cash or in kind) or redeemed, purchased, or otherwise acquired any of its capital stock;

(xii) the Target has not experienced any material damage, destruction, or loss (whether or not covered by insurance) to its property;

(xiii) the Target has not made any loan to, or entered into any other transaction with, any of its directors, officers, and employees outside the Ordinary Course of Business;

(xiv) the Target has not entered into any employment contract or collective bargaining agreement, written or oral, or modified the terms of any existing such contract or agreement;

(xv) the Target has not granted any increase in the base compensation of any of its directors, officers, and employees outside the Ordinary Course of Business;

(xvi) the Target has not adopted, amended, modified, or terminated any bonus, profit-sharing, incentive, severance, or other plan, contract, or commitment for the benefit of any of its directors, officers, and employees (or taken any such action with respect to any other Employee Benefit Plan);

(xvii) the Target has not made any other material change in employment terms for any of its directors, officers, and employees outside the Ordinary Course of Business; and

(xviii) the Target has not committed to take any of the actions listed in Section4(h)(i)-(xvii).

(i) Undisclosed Liabilities. The Target has no material liability (whether known or unknown, whether asserted or unasserted, whether absolute or contingent, whether accrued or unaccrued, whether liquidated or unliquidated, and whether due or to become due, including any liability for taxes), except for (i) liabilities set forth on the face of the Most Recent Balance Sheet (rather than in any notes thereto) and (ii) liabilities which have arisen after the Most Recent Fiscal Month End in the Ordinary Course of Business.

(j) Legal Compliance. To the Knowledge of Seller, the Target has complied with all applicable laws (including rules, regulations, codes, plans, injunctions, judgments, orders, decrees, rulings, and charges thereunder) of federal, state, local, and foreign governments (and all agencies thereof), and no action, suit, proceeding, hearing, investigation, charge, complaint, claim, demand, or notice has been filed or commenced against any of them alleging any failure so to comply, except where the failure to comply would not have a material adverse effect on the business, financial condition, operations, results of operations, or future prospects of the Target.

(k) Tax Matters.

(i) On or before the Closing Date, the Target will have filed all Income Tax Returns that it was required to file, and all such Income Tax Returns will be correct and complete in all material respects. All Income Taxes owed by the Target (whether or not shown on any Income Tax Return) will have been paid on or before the Closing Date. The Target is currently not the beneficiary of any extension of time within which to file any Income Tax Return.

(ii) There is no material dispute or claim concerning any Income Tax liability of the Target either (A) claimed or raised by any authority in writing or (B) as to which the Seller has Knowledge based upon personal contact with any agent of such authority.

(iii) The Seller has delivered to the Buyer correct and complete copies of all federal Income Tax Returns, examination reports, and statements of deficiencies assessed against, or agreed to by the Target since December 31, 2005. The Target has not waived any statute of limitations in respect of Income Taxes or agreed to any extension of time with respect to an Income Tax assessment or deficiency.

(iv) The Target has not filed a consent under Code Section341(f) concerning collapsible corporations. The Target has not made any material payments, nor is the Target obligated to make any material payments, nor is the Target a party to any agreement that under certain circumstances could obligate it to make any material payments that will not be deductible under Code Section280G. Buyer has no obligation to withhold parts of the consideration payable for the Target Shares pursuant to Section 1445 of the Code as Seller is not a foreign person or disregarded entity for the purpose of and within the meaning of Section 1445 of the Code and applicable Treasury Regulations. The Target has not a party to any tax allocation or sharing agreement. The Target has (A) not been a member of an Affiliated Group filing a consolidated federal Income Tax Return (other than a group the common parent of which was the Seller) or (B) no liability for the taxes of any Person (other than the Target) under Reg. Section1.1502-6 (or any similar provision of state, local, or foreign law), as a transferee or successor, by contract, or otherwise.

(v) The unpaid Income Taxes of the Target (A) do not, as of the Most Recent Fiscal Month End, exceed by any material amount the reserve for Income Tax liability (rather than any reserve for deferred taxes established to reflect timing differences between book and tax income) set forth on the face of the Most Recent Balance Sheet (rather than in any notes thereto) and (B) will not exceed by any material amount that reserve as adjusted for operations and transactions through the Closing Date in accordance with the past custom and practice of the Target in filing its Income Tax Returns.

(l) Real Property.

(i) Section4(l)(i) of the Disclosure Schedule lists and describes briefly all real property the Target owns (collectively, the "Owned Real Property," which term excludes any unpatented mining and mill site claims which are addressed in Subsection 4(l)(iii) and (iv)). Section4(l)(i) of the Disclosure Schedule also identifies the title insurance policies which Target has acquired in connection with the purchase of the Owned Real Property. With respect to each such parcel of Owned Real Property, to the Knowledge of Seller:

(A) the Target has good and marketable title to the parcel of Owned Real Property, free and clear of any Security Interest, easement, covenant, or other restriction, except for those items addressed in the Nesbitt Report, the lien of taxes not yet due or payable, installments of special assessments not yet delinquent, recorded easements, covenants, and other restrictions, all matters shown on any policy or commitment for title insurance issued to the Target, as described in Section4(l)(i) of the Disclosure Schedule, and utility easements, building restrictions, zoning restrictions, and other easements and restrictions existing generally with respect to properties of a similar character which do not affect materially and adversely the current use, occupancy, or value, or the marketability of title, of the property and right subject thereto;

(B) there are no pending or, to the Knowledge of Seller, threatened condemnation proceedings, lawsuits, or administrative actions relating to the Owned Real Property or other matters affecting materially and adversely the current use, occupancy, or value thereof;

(C) the Target has not received written notice from any governmental entity or instrumentality indicating that the Owned Real Property violates or fails to comply in any material respect with any governmental or judicial law, order, rule or regulation, which violation or failure to comply has not been cured;

(D) Target is not a party to any leases, subleases, licenses, concessions, or other agreements, written or oral, granting to any party or parties the right of use or occupancy of any portion of the parcel of Owned Real Property, other than those described in subsection (A) above;

(E) Target has not granted any outstanding options or rights of first refusal to purchase any parcel of Owned Real Property, or any portion thereof or interest therein, other than as described in the Option to Purchase Agreement with Newmont Realty Company dated March 27, 2007;

(F) there are no parties (other than the Target) in possession of any parcel of Owned Real Property, other than those conflicts and other similar items described in the Nesbitt Report, and tenants under any leases disclosed in Section4(l)(i) of the Disclosure Schedule who are in possession of space to which they are entitled.

(ii) Section4(l)(ii) of the Disclosure Schedule lists and describes briefly all real property leased or subleased to the Target. The Seller has delivered to the Buyer correct and complete copies of the leases and subleases listed in Section4(l)(ii) of the Disclosure Schedule (as amended to date). With respect to each material lease and sublease listed in Section4(l)(ii) of the Disclosure Schedule, to the Knowledge of Seller:

(A) the lease or sublease is legal, valid, binding, enforceable, and in full force and effect in all material respects;

(B) neither the Target nor, to the Knowledge of Seller any other party to the lease or sublease, is in material breach or default, and no event has occurred which, with notice or lapse of time, would constitute a material breach or default or permit termination, modification, or acceleration thereunder;

(C) the Target has not assigned, transferred, conveyed, mortgaged, deeded in trust, or encumbered any interest in the leasehold or subleasehold; and

(D) the Target has not received written notice from any governmental entity or instrumentality indicating that the leased real property violates or fails to comply in any material respect with any governmental or judicial law, order, rule or regulation, which violation or failure to comply has not been cured.

(iii) Section4(l)(iii) of the Disclosure Schedule lists and describes briefly all unpatented mining claims and millsites that have been located by Target. Subject to the paramount title of the United States, to Seller's Knowledge (A) all such unpatented mining claims were properly laid out and monumented; (B) all required location and validation work was properly performed; (C) all location notices and certificates were properly recorded and filed with appropriate governmental agencies; (D) all assessment work required to hold the unpatented mining claims has been performed and all governmental fees have been paid in the ordinary course of business through the assessment year ending August 31, 2008; (E) all affidavits of assessment work, evidence of payment of governmental fees, and other filings required to maintain the claims in good standing have been properly and timely recorded or filed with appropriate governmental agencies; (F) the claims are free and clear of Security Interests or defects in title ; and (G) neither the Seller nor the Target has any Knowledge of conflicting mining claims other than as may be described in the Nesbitt Report. Nothing in this subsection, however, shall be deemed to be a representation or a warranty that any of the unpatented mining claims contains a valuable mineral deposit.

(iv) Section4(l)(iv) of the Disclosure Schedule lists and describes briefly all unpatented mining claims and millsites not located by Target but which are included are included within the real property owned by Target, subject to the paramount title of the United States, to Seller's Knowledge (A) all assessment work required to hold the unpatented mining claims has been performed and all governmental fees have been paid in the ordinary course of business through the assessment year ending August 31, 2008; (B) all affidavits of assessment work, evidence of payment of governmental fees, and other filings required to maintain the claims in good standing have been properly and timely recorded or filed with appropriate governmental agencies; (C) the claims are free and clear of Security Interests, except in each case where the failure to satisfy the representation would not have a material adverse effect on the business of Target and except as may be set forth in the Nesbitt Report; and (D) to the Seller's Knowledge, the claims are free and clear of defects in title, except in each case where the failure to satisfy the representation would not have a material adverse effect on the business of Target and except as may be set forth in the Nesbitt Report. Neither the Seller nor the Target nor the directors and officers of the Target and the Seller have any Knowledge of conflicting mining claims. Nothing in this Subsection or elsewhere in this Agreement, however, shall be deemed to be a representation or a warranty that any of the unpatented mining claims contains a valuable mineral deposit or a discovery of valuable minerals.

(v) SELLER MAKES NO REPRESENTATIONS OR WARRANTIES WHATSOEVER CONCERNING THE EXISTENCE, NATURE, LOCATION, AMOUNT OR VALUE OF ANY MINERALIZATION, MINERAL RESERVES OR RESOURCES ON ANY OF THE PROPERTIES OWNED OR LEASED BY TARGET OR WHETHER ANY NECESSARY PERMITS OR AUTHORIZATIONS TO CONDUCT EXPLORATION, EVALUATION OR MINING ACTIVITIES ON SUCH PROPERTIES CAN BE OBTAINED IN A TIMELY MANNER OR WHETHER ANY MINING ACTIVITY CAN BE DONE ECONOMICALLY.

(m) Permits. Section4(m) of the Disclosure Schedule lists, and the Seller has delivered or made available to the Buyer a correct and complete copy of, (i) all of the exploration authorizations and other material permits pertaining to the real property interests listed on Section4(l)(i) through (iv) of the Disclosure Schedule or the business of Target, together with a description of the permitted property or facility, the amount of the bond, if any, for each permit and the surety, if any, for each such bond or manner in which each such bond has otherwise been posted (all such mining permits and other material permits being referred to herein as the "Mining Permits"), and (ii) all of the material licenses, certificates, concessions and other approvals and authorizations of any governmental authority pertaining to the the real property interests listed on Section4(l)(i) through (iv) of the Disclosure Schedule (herein referred to as the "Licenses"), as amended, supplemented and modified through the date hereof, together with all pending applications for additional Mining Permits and Licenses which have been submitted to any governmental authority by or at the direction of the Target.

(n) Intellectual Property. To the Knowledge of the Seller, the Target has not interfered with, infringed upon, misappropriated, or violated any material Intellectual Property rights of third parties in any material respect, and the Seller has never received any charge, complaint, claim, demand, or notice alleging any such interference, infringement, misappropriation, or violation (including any claim that the Target must license or refrain from using any Intellectual Property rights of any third party).

(o) Tangible Assets. The buildings, machinery, equipment, and other tangible assets that the Target owns and leases are free from material defects (patent and latent), have been maintained in accordance with normal industry practice, and are in good operating condition and repair (subject to normal wear and tear) other than as may be described in Section4(o) of the Disclosure Schedule.

(p) Contracts. Section4(p) of the Disclosure Schedule lists the following contracts and other agreements to which the Target is a party:

(i) any agreement (or group of related agreements) for the lease of personal property to or from any Person;

(ii) any material agreement (or group of related agreements) for the purchase or sale of raw materials, commodities, supplies, products, or other personal property, or for the furnishing or receipt of services, the performance of which will extend over a period of more than one year;

(iii) any material agreement concerning a partnership or joint venture;

(iv) any material agreement (or group of related agreements) under which the Target has created, incurred, assumed, or guaranteed any indebtedness for borrowed money, or any capitalized lease obligation, or under which the Target has imposed a Security Interest on any of its assets, tangible or intangible;

(v) any material agreement concerning confidentiality or noncompetition;

(vi) any material agreement with the Seller and its Affiliates (other than the Target);

(vii) any profit sharing, stock option, stock purchase, stock appreciation, deferred compensation, severance, or other material plan or arrangement for the benefit of the Target's current or former directors, officers, and employees;

(viii) any collective bargaining agreement;

(ix) any material agreement for the employment of any individual on a full-time, part-time, consulting, or other basis;

(x) any agreement under which the Target has advanced or loaned any amount to any of its directors, officers, and employees outside the Ordinary Course of Business; or

(xi) any agreement under which the consequences of a default or termination could have a material adverse effect on the business, financial condition, operations or results of operations of the Target.

The Seller has delivered to the Buyer a correct and complete copy of each written agreement listed in Section4(p) of the Disclosure Schedule (as amended to date). With respect to each such agreement: (A) the agreement is legal, valid, binding, enforceable, and in full force and effect in all material respects; (B) the Seller is not and, to the Seller's Knowledge no other party is, in material breach or default, and to the Seller's Knowledge no event has occurred which with notice or lapse of time would constitute a material breach or default, or permit termination, modification, or acceleration, under the agreement; and (C) the Target has not and, to the Seller's Knowledge, no other party has, repudiated any material provision of the agreement.

(q) Notes and Accounts Receivable. All notes and accounts receivable of the Target are reflected properly on their books and records, are valid receivables subject to no setoffs or counterclaims, are current and collectible, and will be collected in accordance with their terms at their recorded amounts, subject only to the reserve for bad debts set forth on the face of the Most Recent Balance Sheet (rather than in any notes thereto) as adjusted for operations and transactions through the Closing Date in accordance with the past custom and practice of the Target.

(r) Powers of Attorney. There are no material outstanding powers of attorney executed on behalf of the Target.

(s) Insurance. Section4(s) of the Disclosure Schedule sets forth the following information with respect to each material insurance policy (including policies providing property, casualty, liability, and workers' compensation coverage and bond and surety arrangements) with respect to which the Target is a party, a named insured, or otherwise the beneficiary of coverage:

(i) the name, address, and telephone number of the agent;

(ii) the name of the insurer, the name of the policyholder, and the name of each covered insured; and

(iii) the policy number and the period of coverage.

With respect to each such insurance policy: (A) the policy is legal, valid, binding, enforceable, and in full force and effect in all material respects; (B) neither the Target nor, to the Seller's Knowledge, any other party to the policy is in material breach or default (including with respect to the payment of premiums or the giving of notices), and to the Seller's Knowledge no event has occurred which, with notice or the lapse of time, would constitute such a material breach or default, or permit termination, modification, or acceleration, under the policy; and (C) neither the Target nor, to the Seller's Knowledge, any other party to the policy has repudiated any material provision thereof. Section4(s) of the Disclosure Schedule describes any material self-insurance arrangements affecting the Target.

(t) Litigation. Section4(t) of the Disclosure Schedule sets forth each instance in which the Target (i) is subject to any outstanding injunction, judgment, order, decree, ruling, or charge or (ii) is a party or, to the Knowledge of the Seller is threatened to be made a party to any action, suit, proceeding, hearing, or investigation of, in, or before any court or quasi-judicial or administrative agency of any federal, state, local, or foreign jurisdiction or before any arbitrator.

(u) Employees. The Target is not a party to or bound by any collective bargaining agreement, nor has it experienced any strike or material grievance, claim of unfair labor practices, or other collective bargaining dispute within the past three years. The Target has not committed any material unfair labor practice. The Seller has no Knowledge of any organizational effort presently being made or threatened by or on behalf of any labor union with respect to employees of any of the Target.

(v) Employee Benefits. Neither the Target nor any ERISA Affiliate maintains or contributes or has any obligation to contribute or has any liability or potential liability (whether known or unknown, whether asserted or unasserted, whether absolute or contingent, whether accrued or unaccrued, whether liquidated or unliquidated, and whether due or to become due) including any withdrawal liability (as defined in ERISA Section4201) to any Employee Benefit Plan, Multiemployer Plan, Employee Pension Benefit Plan or Employee Welfare Benefit Plan providing medical, health, or life insurance or other welfare-type benefits for current or future retired or terminated employees, their spouses, or their dependents (other than in accordance with COBRA).

(w) Guaranties. The Target is not a guarantor or otherwise is responsible for any liability or obligation (including indebtedness) of any other Person.

(x) Environment, Health, and Safety Matters.

(i) To Seller's Knowledge, the Target has complied and is in compliance, in each case in all material respects, with all Environmental, Health, and Safety Requirements.

(ii) To Seller's Knowledge, without limiting the generality of the foregoing, the Target has obtained, has complied, and is in compliance with, in each case in all material respects, with all material permits, licenses and other authorizations that are required pursuant to Environmental, Health, and Safety Requirements for the occupation of its facilities and the operation of its business; a list of all such material permits, licenses and other authorizations is set forth on the attached "Environmental and Safety Permits Schedule."

(iii) Neither the Target nor the Seller has received any written or, to Seller's Knowledge oral, notice, report or other information regarding any actual or alleged material violation of Environmental, Health, and Safety Requirements, or any material liabilities or potential material liabilities (whether accrued, absolute, contingent, unliquidated or otherwise), including any material investigatory, remedial or corrective obligations, relating to any of them or its facilities arising under Environmental, Health, and Safety Requirements.

(iv) Except as set forth on the attached "Environmental and Safety Matters Schedule", to Seller's Knowledge, none of the following exists at any property or facility owned or operated by the Target: (1) underground storage tanks, (2) asbestos-containing material in any friable and damaged form or condition, or (3) materials or equipment containing polychlorinated biphenyls.

(v) The Target has not treated, stored, disposed of, arranged for nor permitted the disposal of, transported, handled, or released any substance, including without limitation any hazardous substance, or owned or operated any property or facility (and no such property or facility is contaminated by any such substance) in a manner that has given or would give rise to material liabilities, including any material liability for response costs, corrective action costs, personal injury, property damage, natural resources damages or attorney fees, pursuant to the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended ("CERCLA") or the Solid Waste Disposal Act, as amended ("SWDA") or any other Environmental, Health, and Safety Requirements.

(vi) Neither this Agreement nor the consummation of the transaction that is the subject of this Agreement will result in any material obligations for site investigation or cleanup, or notification to or consent of government agencies or third parties, pursuant to any of the so-called "transaction-triggered" or "responsible property transfer" Environmental, Health, and Safety Requirements.

(y) Certain Business Relationships With the Target. Neither the Seller nor any its Affiliates has been involved in any material business arrangement or relationship with the Target within the past 12 months, and neither the Seller nor any of its Affiliates owns any material asset, tangible or intangible, which is used in the business of the Target, other than those described in Section4(y) of the Disclosure Schedule.

(z) Disclosure. To the Knowledge of the Seller, the representations and warranties contained in this Section4 do not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements and information contained in this Section4 not misleading.

(aa) Limitations. EXCEPT AS EXPRESSLY SET FORTH IN THIS AGREEMENT, SELLER MAKES NO REPRESENTATIONS OR WARRANTIES, EXPRESS OR IMPLIED, AT LAW OR IN EQUITY, AND THERE ARE NO IMPLIED CONDITIONS IN RESPECT OF EITHER SELLER, THE TARGET OR ANY OF THE TARGET'S ASSETS, LIABILITIES OR OPERATIONS, INCLUDING WITHOUT LIMITATION, ANY WARRANTIES EXPRESS OR IMPLIED WITH RESPECT TO THE SUFFICIENCY, MERCHANTABILITY OR FITNESS FOR ANY PARTICULAR PURPOSE OF ANY OF THE ASSETS OF TARGET, AND ALL SUCH IMPLIED REPRESENTATIONS, WARRANTIES OR CONDITIONS ARE HEREBY EXPRESSLY DISCLAIMED.

5. Pre-Closing Covenants. The Parties agree as follows with respect to the period between the execution of this Agreement and the Closing.

(a) General. Each of the Parties will use its reasonable best efforts to take all action and to do all things necessary, proper, or advisable in order to consummate and make effective the transactions contemplated by this Agreement (including satisfaction, but not waiver, of the closing conditions set forth in Section7 below).

(b) Notices and Consents. The Seller will cause the Target to give any notices to third parties, and will cause the Target to use its reasonable best efforts to obtain any third party consents, that the Buyer reasonably may request in connection with the matters referred to in Section4(c) above. Each of the Parties will (and the Seller will cause the Target to) give any notices to, make any filings with, and use its reasonable best efforts to obtain any authorizations, consents, and approvals of governments and governmental agencies in connection with the matters referred to in Section3(a)(ii), Section3(b)(ii), and Section4(c) above.

(c) Operation of Business. The Seller will not cause or permit the Target to engage in any practice, take any action, or enter into any transaction outside the Ordinary Course of Business. Without limiting the generality of the foregoing, the Seller will not cause or permit the Target to (i) declare, set aside, or pay any dividend or make any distribution with respect to its capital stock or redeem, purchase, or otherwise acquire any of its capital stock or (ii) otherwise engage in any practice, take any action, or enter into any transaction of the sort described in Section4(h) above.

(d) Preservation of Business. The Seller will cause the Target to use its reasonable best efforts to keep its business and properties substantially intact, including its present operations, physical facilities, working conditions, and relationships with lessors, licensors, suppliers, customers, and employees.

(e) Full Access. The Seller will permit, and the Seller will cause the Target to permit, representatives of the Buyer to have full access at all reasonable times, and in a manner so as not to interfere with the normal business operations of the Target, to all premises, properties, personnel, books, records (including tax records), contracts, and documents of or pertaining to the Target. The Buyer will treat and hold as such any Confidential Information it receives from the Seller, the Target and their respective representatives in the course of the reviews contemplated by this Section5(e), will not use any of the Confidential Information except in connection with this Agreement, and, if this Agreement is terminated for any reason whatsoever, will return to the Seller and the Target all tangible embodiments (and all copies) of the Confidential Information which are in its possession.

(f) Notice of Developments. The Seller will give prompt written notice to the Buyer of any material adverse development causing a breach of any of the representations and warranties in Section4 above. Each Party will give prompt written notice to the others of any material adverse development causing a breach of any its own representations and warranties in Section3 above. No disclosure by any Party pursuant to this Section5(f), however, shall be deemed to amend or supplement the Disclosure Schedule or to prevent or cure any misrepresentation, breach of warranty, or breach of covenant.

(g) Exclusivity. The Seller will not (and the Seller will not cause or permit the Target to) (i) solicit, initiate, or encourage the submission of any proposal or offer from any Person relating to the acquisition of any capital stock or other voting securities, or any substantial portion of the assets, of the Target (including any acquisition structured as a merger, consolidation, or share exchange) or (ii) participate in any discussions or negotiations regarding, furnish any information with respect to, assist or participate in, or facilitate in any other manner any effort or attempt by any Person to do or seek any of the foregoing. The Seller will not vote its Target Shares in favor of any such acquisition structured as a merger, consolidation, or share exchange.

(h) Title Insurance. The Target has obtained certain title insurance commitments or policies concerning the Owned Real Property as described in Section4(l)(i) of the Disclosure Schedule, copies of which have been furnished to Buyer or its representatives. There are no additional title insurance commitments or policies required to be furnished by Seller to Buyer in preparation for the Closing.

(i) Employment. The Parties will use reasonable best efforts to agree upon a list of individuals who will enter employment agreements with Bolsa as of the Closing Date at terms acceptable to the parties of such agreements.

6. Post-Closing Covenants. The Parties agree as follows with respect to the period following the Closing.

(a) General. In case at any time after the Closing any further action is necessary to carry out the purposes of this Agreement, each of the Parties will take such further action (including the execution and delivery of such further instruments and documents) as any other Party reasonably may request, all at the sole cost and expense of the requesting Party (unless the requesting Party is entitled to indemnification therefor under Section8 below). The Seller acknowledges and agrees that from and after the Closing the Buyer will be entitled to possession of all documents, books, records (including tax records), agreements, and financial data of any sort relating to the Target.

(b) Litigation Support. In the event and for so long as any Party actively is contesting or defending against any action, suit, proceeding, hearing, investigation, charge, complaint, claim, or demand in connection with (i) any transaction contemplated under this Agreement or (ii) any fact, situation, circumstance, status, condition, activity, practice, plan, occurrence, event, incident, action, failure to act, or transaction on or prior to the Closing Date involving the Target, each of the other Parties will cooperate with it and its counsel in the contest or defense, make available their personnel, and provide such testimony and access to their books and records as shall be necessary in connection with the contest or defense, all at the sole cost and expense of the contesting or defending Party (unless the contesting or defending Party is entitled to indemnification therefor under Section8 below).

(c) Transition. The Seller will not take any action that is designed or intended to have the effect of discouraging any lessor, licensor, customer, supplier, or other business associate of the Target from maintaining the same business relationships with the Target after the Closing as it maintained with the Target prior to the Closing.

(d) Confidentiality. The Seller will treat and hold as such all of the Confidential Information, refrain from using any of the Confidential Information except in connection with this Agreement or in connection with any tax or other filings required by law to be made by the Seller, and deliver promptly to the Buyer or destroy, at the request and option of the Buyer, all tangible embodiments (and all copies) of the Confidential Information which are in its possession. In the event that the Seller is requested or required (by oral question or request for information or documents in any legal proceeding, interrogatory, subpoena, civil investigative demand, or similar process) to disclose any Confidential Information, the Seller will notify the Buyer promptly of the request or requirement so that the Buyer may seek an appropriate protective order or waive compliance with the provisions of this Section6(d). If, in the absence of a protective order or the receipt of a waiver hereunder, the Seller is, on the advice of counsel, compelled to disclose any Confidential Information to any tribunal or else stand liable for contempt, the Seller may disclose the Confidential Information to the tribunal; provided, however, that the Seller shall use its reasonable best efforts to obtain, at the reasonable request of the Buyer, an order or other assurance that confidential treatment will be accorded to such portion of the Confidential Information required to be disclosed as the Buyer shall designate.

7. Conditions to Obligation to Close.

(a) Conditions to Obligation of the Buyer. The obligation of the Buyer to consummate the transactions to be performed by it in connection with the Closing is subject to satisfaction of the following conditions:

(i) the representations and warranties set forth in Section3(a) and Section4 above shall be true and correct in all material respects at and as of the Closing Date;

(ii) the Seller shall have performed and complied with all of their covenants hereunder in all material respects through the Closing;

(iii) the Target shall have procured all of the material third party consents specified in Section5(b) above;

(iv) no action, suit, or proceeding shall be pending before any court or quasi-judicial or administrative agency of any federal, state, local, or foreign jurisdiction or before any arbitrator wherein an unfavorable injunction, judgment, order, decree, ruling, or charge would (A) prevent consummation of any of the transactions contemplated by this Agreement, (B) cause any of the transactions contemplated by this Agreement to be rescinded following consummation, (C) affect adversely the right of the Buyer to own the Target Shares and to control the Target, or (D) affect materially and adversely the right of the Target to own its assets and to operate its businesses (and no such injunction, judgment, order, decree, ruling, or charge shall be in effect);

(v) the Seller shall have delivered to the Buyer a certificate to the effect that each of the conditions specified above in Section7(a)(i)-(iv) is satisfied in all respects;

(vi) the Target shall have received all material authorizations, consents, and approvals of governments and governmental agencies referred to in Section3(a)(ii), Section3(b)(ii), and Section4(c) above;

(vii) the relevant parties shall have entered into side agreements in form and substance as set forth in Exhibits B-1 through B-3 attached hereto and the same shall be in full force and effect;

(viii) the Buyer shall have received the resignations, effective as of the Closing, of each director and officer of the Target; and

(ix) all actions to be taken by the Seller in connection with consummation of the transactions contemplated hereby and all certificates, opinions, instruments, and other documents required to effect the transactions contemplated hereby will be reasonably satisfactory in form and substance to the Buyer.

The Buyer may waive any condition specified in this Section7(a) if it executes a writing so stating at or prior to the Closing.

(b) Conditions to Obligation of the Seller. The obligation of the Seller to consummate the transactions to be performed by them in connection with the Closing is subject to satisfaction of the following conditions:

(i) the representations and warranties set forth in Section3(b) above shall be true and correct in all material respects at and as of the Closing Date;

(ii) the Buyer shall have performed and complied with all of its covenants hereunder in all material respects through the Closing;

(iii) no action, suit, or proceeding shall be pending before any court or quasi-judicial or administrative agency of any federal, state, local, or foreign jurisdiction or before any arbitrator wherein an unfavorable injunction, judgment, order, decree, ruling, or charge would (A) prevent consummation of any of the transactions contemplated by this Agreement or (B) cause any of the transactions contemplated by this Agreement to be rescinded following consummation (and no such injunction, judgment, order, decree, ruling, or charge shall be in effect);

(iv) the Buyer shall have delivered to the Seller a certificate to the effect that each of the conditions specified above in Section7(b)(i)-(iii) is satisfied in all respects;

(v) the Buyer shall have received all material authorizations, consents, and approvals of governments and governmental agencies referred to in Section3(a)(ii), Section3(b)(ii), and Section4(c) above;

(vi) the relevant parties shall have entered into side agreements in form and substance as set forth in Exhibits B-1 through B-3 and the same shall be in full force and effect;

(vii) the relevant parties shall have entered into a Net Smelter Royalty Return Agreement relating to certain real property assets owned or leased by Minera Milenium S.A. de C.V., a corporation duly organized under the laws of the Republic of Mexico, in form and substance as set forth in Exhibit B-3 and the same shall be in full force and effect;

(viii) all actions to be taken by the Buyer in connection with consummation of the transactions contemplated hereby and all certificates, opinions, instruments, and other documents required to effect the transactions contemplated hereby will be reasonably satisfactory in form and substance to the Seller;

(ix) the aggregate number of shares of Seller's common stock which are Dissenting Shares (as defined in Seller's Bylaws) or which remain eligible at the Closing to become Dissenting Shares (collectively, "Dissenting Shares") for which demands for payment are filed or may still be filed shall not exceed five percent (5%) of the outstanding shares of Seller's common stock immediately prior to the Closing; and

(x) the transactions contemplated by this Agreement shall have been approved by the requisite vote of the shareholders of Seller.

The Seller may waive any condition specified in this Section7(b) if it executes a writing so stating at or prior to the Closing.

8. Remedies for Breaches of This Agreement.

(a) Survival of Representations and Warranties. All of the representations and warranties of the Seller contained in Section4 above (other than Section4(k) above) shall survive the Closing hereunder (even if the Buyer knew or had reason to know of any misrepresentation or breach of warranty at the time of Closing) and continue in full force and effect for a period of two years thereafter. All of the other representations and warranties of the Parties contained in this Agreement (including the representations and warranties of the Parties contained in Section3 above and the representations and warranties of the Seller contained in Section4(k) above) shall survive the Closing and continue in full force and effect forever thereafter (subject to any applicable statutes of limitations).

(b) Indemnification Provisions for Benefit of the Buyer.

(i) In the event the Seller breaches any of its representations, warranties, and covenants contained herein (other than the covenants in Section2(a) above and the representations and warranties in Section3(a) above), and, if there is an applicable survival period pursuant to Section8(a) above, provided that the Buyer makes a written claim for indemnification against the Seller pursuant to Section10(h) below within such survival period, then the Seller agrees to indemnify the Buyer from and against the entirety of any Adverse Consequences the Buyer may suffer through and after the date of the claim for indemnification (including any Adverse Consequences the Buyer may suffer after the end of any applicable survival period) resulting from, arising out of, relating to, in the nature of, or caused by the breach; provided, however, that (A) the Seller shall not have any obligation to indemnify the Buyer from and against any Adverse Consequences resulting from, arising out of, relating to, in the nature of, or caused by the breach of any representation or warranty of the Seller contained in Section4 above until the Buyer has suffered Adverse Consequences by reason of all such breaches in excess of a $200,000 (in words: US Dollars Two Hundred Thousand) aggregate deductible (the "Deductible," after which point the Seller will be obligated only to indemnify the Buyer from and against further such Adverse Consequences and (B) there will be a $2,000,000 (in words: US Dollars Two Million) aggregate ceiling on the obligation of the Seller to indemnify the Buyer from and against Adverse Consequences resulting from, arising out of, relating to, in the nature of, or caused by breaches of the representations and warranties of the Seller contained in Section4 above.

(ii) In the event the Seller breaches any of its covenants in Section2(a) above or any of his or its representations and warranties in Section3(a) above, and, if there is an applicable survival period pursuant to Section8(a) above, provided that the Buyer makes a written claim for indemnification against the Seller pursuant to Section10(h) below within such survival period, then the Seller agrees to indemnify the Buyer from and against the entirety of any Adverse Consequences the Buyer may suffer through and after the date of the claim for indemnification (including any Adverse Consequences the Buyer may suffer after the end of any applicable survival period) resulting from, arising out of, relating to, in the nature of, or caused by the breach.

(iii) The Seller agrees to indemnify the Buyer from and against the entirety of any Adverse Consequences the Buyer may suffer resulting from, arising out of, relating to, in the nature of, or caused by any Liability of the Target (x) for any Income Taxes of the Target with respect to any Tax year or portion thereof ending on or before the Closing Date (or for any Tax year beginning before and ending after the Closing Date to the extent allocable (determined in a manner consistent with Section9(c)) to the portion of such period beginning before and ending on the Closing Date), to the extent such Income Taxes are not reflected in the reserve for Income Tax Liability (rather than any reserve for deferred Taxes established to reflect timing differences between book and Tax income) shown on the face of the Most Recent Balance Sheet (rather than in any notes thereto), as such reserve is adjusted for the passage of time through the Closing Date in accordance with the past custom and practice of the Target in filing their Tax Returns and (y) for the unpaid taxes of any Person (other than the Target) under Reg. Section1.1502-6 (or any similar provision of state, local, or foreign law), as a transferee or successor, by contract, or otherwise.

(iv) Qualifications in the representations, warranties and covenants with respect to "materiality", "in all material respects", "material" or similar terms will not have any effect on the determination or existence of a breach for purposes of calculating the amount of any Adverse Consequences to apply toward the Deductible; provided however that once the Deductible is exceeded such terms shall affect the determination or existence of a breach and the calculation of the amount of any Adverse Consequences.

(c) Indemnification Provisions for Benefit of the Seller. In the event the Buyer breaches any of its representations, warranties, and covenants contained herein, and, if there is an applicable survival period pursuant to Section8(a) above, provided that the Seller makes a written claim for indemnification against the Buyer pursuant to Section10(h) below within such survival period, then the Buyer agrees to indemnify the Seller from and against the entirety of any Adverse Consequences the Seller may suffer through and after the date of the claim for indemnification (including any Adverse Consequences the Seller may suffer after the end of any applicable survival period) resulting from, arising out of, relating to, in the nature of, or caused by the breach.

(d) Matters Involving Third Parties.

(i) If any third party shall notify any Party (the "Indemnified Party") with respect to any matter (a "Third Party Claim") which may give rise to a claim for indemnification against any other Party (the "Indemnifying Party") under this Section8, then the Indemnified Party shall promptly notify each Indemnifying Party thereof in writing; provided, however, that no delay on the part of the Indemnified Party in notifying any Indemnifying Party shall relieve the Indemnifying Party from any obligation hereunder unless (and then solely to the extent) the Indemnifying Party thereby is prejudiced.

(ii) Any Indemnifying Party will have the right to assume the defense of the Third Party Claim with counsel of its choice reasonably satisfactory to the Indemnified Party at any time within fifteen (15) days after the Indemnified Party has given notice of the Third Party Claim; provided, however, that the Indemnifying Party must conduct the defense of the Third Party Claim actively and diligently thereafter in order to preserve its rights in this regard; and provided further that the Indemnified Party may retain separate co-counsel at its sole cost and expense and participate in, but not direct, the defense of the Third Party Claim.

(iii) So long as the Indemnifying Party has assumed and is conducting the defense of the Third Party Claim in accordance with Section8(d)(ii) above, (A) the Indemnifying Party will not consent to the entry of any judgment or enter into any settlement with respect to the Third Party Claim without the prior written consent of the Indemnified Party (not to be withheld or delayed unreasonably) unless the judgment or proposed settlement involves only the payment of money damages by one or more of the Indemnifying Parties and does not impose an injunction or other equitable relief upon the Indemnified Party and (B) the Indemnified Party will not consent to the entry of any judgment or enter into any settlement with respect to the Third Party Claim without the prior written consent of the Indemnifying Party (not to be withheld or delayed unreasonably).

(iv) In the event none of the Indemnifying Parties assumes and conducts the defense of the Third Party Claim in accordance with Section8(d)(ii) above, however, (A) the Indemnified Party may defend against, and consent to the entry of any judgment or enter into any settlement with respect to, the Third Party Claim in any manner he or it reasonably may deem appropriate (and the Indemnified Party need not consult with, or obtain any consent from, any Indemnifying Party in connection therewith) and (B) the Indemnifying Parties will remain responsible for any Adverse Consequences the Indemnified Party may suffer resulting from, arising out of, relating to, in the nature of, or caused by the Third Party Claim to the fullest extent provided in this Section8.

(e) Determination of Adverse Consequences. The Parties shall make appropriate adjustments for tax consequences and insurance coverage and take into account the time cost of money (using the Applicable Rate as the discount rate) in determining Adverse Consequences for purposes of this Section8. All indemnification payments under this Section8 shall be deemed adjustments to the consideration payable in accordance with Section2(b).

(f) Exclusive Remedy. The Buyer and the Seller acknowledge and agree that the foregoing indemnification provisions in this Section8 shall be the exclusive remedy of the Buyer and the Seller with respect to the Target and the transactions contemplated by this Agreement. Without limiting the generality of the foregoing, the Buyer and the Seller hereby waive any statutory, equitable, or common law rights or remedies relating to any environmental matters, including without limitation any such matters arising under any Environmental, Health, and Safety Requirements and including without limitation any arising under CERCLA.

9. Tax Matters.

The following provisions shall govern the allocation of responsibility as between the Buyer and the Seller for certain tax matters following the Closing Date:

(a) Tax Periods Ending on or Before the Closing Date. The Buyer shall prepare or cause to be prepared and file or cause to be filed all Tax Returns for the Target for all periods ending on or prior to the Closing Date which are filed after the Closing Date other than income Tax Returns with respect to periods for which a consolidated, unitary or combined income Tax Return of the Seller will include the operations of the Target. The Buyer shall permit the Seller to review and comment on each such Tax Return described in the preceding sentence prior to filing and shall make such revisions to such Tax Returns as are reasonably requested by the Seller. The Seller shall reimburse the Buyer for Taxes of the Target with respect to periods ending on or prior to the Closing Date within fifteen (15) days after payment by the Buyer or the Target of such Taxes to the extent such Taxes are not reflected in the reserve for Tax Liability (rather than any reserve for deferred Taxes established to reflect timing differences between book and Tax income) shown on the face of the Most Recent Balance Sheet.

(b) Tax Periods Beginning Before and Ending After the Closing Date. The Buyer shall prepare or cause to be prepared and file or cause to be filed any Tax Returns of the Target for Tax periods which begin before the Closing Date and end after the Closing Date. The Buyer shall permit the Seller to review and comment on each such Tax Return described in the preceding sentence prior to filing and shall make such revisions to such Tax Returns as are reasonably requested by the Seller. The Seller shall pay to the Buyer within fifteen (15) days after the date on which Taxes are paid with respect to such periods an amount equal to the portion of such Taxes which relates to the portion of such Taxable period ending on the Closing Date to the extent such Taxes are not reflected in the reserve for Tax Liability (rather than any reserve for deferred Taxes established to reflect timing differences between book and Tax income) shown on the face of the Most Recent Balance Sheet. For purposes of this Section, in the case of any Taxes that are imposed on a periodic basis and are payable for a Taxable period that includes (but does not end on) the Closing Date, the portion of such Tax which relates to the portion of such Taxable period ending on the Closing Date shall (x) in the case of any Taxes other than Taxes based upon or related to income or receipts, be deemed to be the amount of such Tax for the entire Taxable period multiplied by a fraction the numerator of which is the number of days in the Taxable period ending on the Closing Date and the denominator of which is the number of days in the entire Taxable period, and (y) in the case of any Tax based upon or related to income or receipts be deemed equal to the amount which would be payable if the relevant Taxable period ended on the Closing Date. Any credits relating to a Taxable period that begins before and ends after the Closing Date shall be taken into account as though the relevant Taxable period ended on the Closing Date. All determinations necessary to give effect to the foregoing allocations shall be made in a manner consistent with prior practice of the Target.

(c) Refunds and Tax Benefits. Any Tax refunds that are received by the Buyer or the Target, and any amounts credited against Tax to which the Buyer or the Target become entitled, that relate to Tax periods or portions thereof ending on or before the Closing Date shall be for the account of the Seller, and the Buyer shall pay over to the Seller any such refund or the amount of any such credit within fifteen (15) days after receipt or entitlement thereto. In addition, to the extent that a claim for refund or a proceeding results in a payment or credit against Tax by a taxing authority to the Buyer or the Target of any amount accrued on the Most Recent Balance Sheet, the Buyer shall pay such amount to the Seller within fifteen (15) days after receipt or entitlement thereto.

(d) Cooperation on Tax Matters.

(i) The Buyer, the Target and the Seller shall cooperate fully, as and to the extent reasonably requested by the other party, in connection with the filing of Tax Returns pursuant to this Section and any audit, litigation or other proceeding with respect to Taxes. Such cooperation shall include the retention and (upon the other party's request) the provision of records and information which are reasonably relevant to any such audit, litigation or other proceeding and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder. The Target and the Seller shall (A) retain all books and records with respect to Tax matters pertinent to the Target relating to any taxable period beginning before the Closing Date until the expiration of the statute of limitations (and, to the extent notified by the Buyer or the Seller, any extensions thereof) of the respective taxable periods, and to abide by all record retention agreements entered into with any taxing authority, and (B) give the other party reasonable written notice prior to transferring, destroying or discarding any such books and records and, if the other party so requests, the Target or the Seller, as the case may be, shall allow the other party to take possession of such books and records.

(ii) Upon request, the Buyer and the Seller shall use reasonable best efforts to obtain any certificate or other document from any governmental authority or any other Person as may be necessary to mitigate, reduce or eliminate any Tax that could be imposed (including, but not limited to, with respect to the transactions contemplated hereby).

(iii) The Buyer and the Seller further agree, upon request, to provide the other party with all information that either party may be required to report pursuant to Section6043(c) of the Code and all Treasury Department Regulations promulgated thereunder.

(e) Tax Sharing Agreements. All tax sharing agreements or similar agreements with respect to or involving the Target shall be terminated as of the Closing Date and, after the Closing Date, the Target shall not be bound thereby or have any liability thereunder.

(f) Certain Taxes. All transfer, documentary, sales, use, stamp, registration and other such Taxes and fees (including any penalties and interest) incurred in connection with this Agreement (including any state or city transfer Tax and any similar tax imposed in other states or subdivisions), shall be paid by the Buyer when due, and the Buyer will, at its own expense, file all necessary Tax Returns and other documentation with respect to all such transfer, documentary, sales, use, stamp, registration and other Taxes and fees, and, if required by applicable law, the Seller will, and will cause its affiliates to, join in the execution of any such Tax Returns and other documentation.

10. Termination.

(a) Termination of Agreement. Certain of the Parties may terminate this Agreement as provided below:

(i) the Buyer and the Seller may terminate this Agreement by mutual written consent at any time prior to the Closing;

(ii) the Buyer may terminate this Agreement by giving written notice to the Seller at any time prior to the Closing (A) in the event the Seller has breached any material representation, warranty, or covenant contained in this Agreement in any material respect, the Buyer has notified the Seller of the breach, and the breach has continued without cure for a period of 30 days after the notice of breach, or (B) if the Closing shall not have occurred on or before December 30, 2008, (or some later date reasonably following the date of Seller's shareholder meeting called to approve the transactions described herein, if the date of calling a shareholder meeting of Seller is delayed due to actions of the Securities and Exchange Commission) by reason of the failure of any condition precedent under Section7(a) hereof (unless the failure results primarily from the Buyer itself breaching any representation, warranty, or covenant contained in this Agreement); and

(iii) the Seller may terminate this Agreement by giving written notice to the Buyer at any time prior to the Closing (A) in the event the Buyer has breached any material representation, warranty, or covenant contained in this Agreement in any material respect, the Seller has notified the Buyer of the breach, and the breach has continued without cure for a period of 30 days after the notice of breach (provided that no notice or cure period shall be required for any breach by the Buyer of the covenant to pay the Cash Consideration) or (B) if the Closing shall not have occurred on or before December 30, 2008, by reason of the failure of any condition precedent under Section7(b) hereof (unless the failure results primarily from the Seller itself breaching any representation, warranty, or covenant contained in this Agreement).

(b) Effect of Termination. If any Party terminates this Agreement pursuant to Section10(a) above, all rights and obligations of the Parties hereunder shall terminate without any liability of any Party to any other Party (except for any liability of any Party then in breach); provided, however, that the confidentiality provisions contained in the second sentence of Section5(e) above shall survive termination.

11. Miscellaneous.

(a) Press Releases and Public Announcements. No Party shall issue any press release or make any public announcement relating to the subject matter of this Agreement prior to the Closing without the prior written approval of the Buyer and the Seller; provided, however, that any Party may make any public disclosure it believes in good faith is required by applicable law or any listing or trading agreement concerning its publicly-traded securities (in which case the disclosing Party will use its reasonable best efforts to advise the other Parties prior to making the disclosure).

(b) No Third-Party Beneficiaries. This Agreement shall not confer any rights or remedies upon any Person other than the Parties and their respective successors and permitted assigns. In furtherance of, and not in limitation, of the preceding sentence, this Agreement shall not be deemed an amendment of any benefit plan maintained by any Party to this Agreement.

(c) Entire Agreement. This Agreement (including the documents referred to herein) constitutes the entire agreement among the Parties and supersedes any prior understandings, agreements, or representations by or among the Parties, written or oral, to the extent they related in any way to the subject matter hereof.

(d) Succession and Assignment. This Agreement shall be binding upon and inure to the benefit of the Parties named herein and their respective successors and permitted assigns. No Party may assign either this Agreement or any of its rights, interests, or obligations hereunder without the prior written approval of the Buyer and the Seller, which approval shall not be unreasonably withheld or delayed; provided, however, that the Buyer may (i) assign any or all of its rights and interests hereunder to one or more of its Affiliates and (ii) designate one or more of its Affiliates to perform its obligations hereunder (in any or all of which cases the Buyer nonetheless shall remain responsible for the performance of all of its obligations hereunder).

(e) Counterparts; Electronic Signatures. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original but all of which together will constitute one and the same instrument. Originally executed counterparts delivered via facsimile or other electronic means (e.g., .pdf) shall have the same force and effect as originals.

(f) Headings. The section headings contained in this Agreement are inserted for convenience only and shall not affect in any way the meaning or interpretation of this Agreement.

(g) Notices. All notices, requests, demands, claims, and other communications hereunder will be in writing. Any notice, request, demand, claim, or other communication hereunder shall be deemed duly given if (and then two business days after) it is sent by registered or certified mail, return receipt requested, postage prepaid, and addressed to the intended recipient as set forth below:

If to the Seller: Copy to:

Aurelio Resources Corporation Holland & Hart LLP
12345 West Alameda Parkway 555 Seventeenth Street
Suite #202 Suite 3200
Lakewood, CO, 80228 Denver, CO 80202
U.S.A. U.S.A.
Phone: Phone: (303) 295-8493
Fax: Fax: (303) 291-9145
Attention: David Johnson Attention: Lucy Schlauch-Stark

If to the Buyer: Copy to:

Telifonda (Cayman) Ltd. Buchanan Ingersoll &Rooney PC

c/o Americorp Curacao, N.V. 620 Eighth Avenue
Pareraweg #45 New York, NY 10018
Americorp Building Phone: +1 (212) 440-4400
PO Box 4914 Fax: +1 (212) 440-4401
Curacao Ned.Antilles Attention: Titus Weinheimer
Tel: 5999 4343 500

Attn: Gerlof Bouma

Any Party may send any notice, request, demand, claim, or other communication hereunder to the intended recipient at the address set forth above using any other means (including personal delivery, expedited courier, messenger service, facsimile, ordinary mail, or electronic mail), but no such notice, request, demand, claim, or other communication shall be deemed to have been duly given unless and until it actually is received by the intended recipient. Any Party may change the address to which notices, requests, demands, claims, and other communications hereunder are to be delivered by giving the other Parties notice in the manner herein set forth.

(h) Governing Law. This Agreement shall be governed by and construed in accordance with the domestic laws of the State of Arizona without giving effect to any choice or conflict of law provision or rule (whether of the State of Arizona or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Arizona.

(i) Amendments and Waivers. No amendment of any provision of this Agreement shall be valid unless the same shall be in writing and signed by the Buyer and the Seller. No waiver by any Party of any default, misrepresentation, or breach of warranty or covenant hereunder, whether intentional or not, shall be deemed to extend to any prior or subsequent default, misrepresentation, or breach of warranty or covenant hereunder or affect in any way any rights arising by virtue of any prior or subsequent such occurrence.

(j) Severability. Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction.

(k) Expenses. Each of the Parties and the Target will bear its own costs and expenses (including legal fees and expenses) incurred in connection with this Agreement and the transactions contemplated hereby, provided, however, that the Seller agrees to reimburse the Buyer $75,000 (in words: US Dollars Seventy Five Thousand). The Seller agrees that the Target has not borne nor will it bear any of the Seller's costs and expenses (including any of its legal fees and expenses) in connection with this Agreement or any of the transactions contemplated hereby.

(l) Construction. The Parties have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the Parties and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of the authorship of any of the provisions of this Agreement. Any reference to any federal, state, local, or foreign statute or law shall be deemed also to refer to all rules and regulations promulgated thereunder, unless the context requires otherwise. The word "including" shall mean including without limitation.

(m) Incorporation of Exhibits and Schedules. The Exhibits and Schedules identified in this Agreement are incorporated herein by reference and made a part hereof.

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3927279_8.DOC

IN WITNESS WHEREOF, the Parties hereto have executed this Agreement on the date first above written.

TELIFONDA (CAYMAN) LTD.

/s/ G. J. Bouma
By: Amicorp Management Ltd.

Name: G. J. Bouma

Title:

/s/ Hugo J. van Neutegem
By: Amicorp Management Ltd.

Name: Hugo J. van Neutegem

Title: Director

AURELIO RESOURCE CORPORATION

/s/ Stephen B. Doppler
By:

Name: Stephen B. Doppler

Title: President & CEO